As filed with the Securities and Exchange Commission on August __, 2011
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
SEALED AIR CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	65-0654331 (I.R.S. Employer Identification No.)

200 Riverfront Boulevard, Elmwood Park, New Jersey (Address of Principal Executive Offices)	07407-1033 (Zip Code)
SEALED AIR CORPORATION
2002 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS
(Full title of the Plan)
H. KATHERINE WHITE, ESQ.
Vice President, General Counsel and Secretary
Sealed Air Corporation
200 Riverfront Boulevard, Elmwood Park, New Jersey 07407-1033
(Name and address of agent for service)
(201) 791-7600
(Telephone number, including area code, of agent for service)

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
	Amount to	offering price	aggregate offering	Amount of
Title of securities to be registered	be registered (1)	per share (2)	price (2)	registration fee
Common Stock, par value $0.10 per share	200,000 shares	$18.33 per share	$3,666,000	$425.62

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the registrant’s common stock in respect of the securities identified in the above table as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) based on the average of the high and low prices reported in the consolidated reporting system for New York Stock Exchange traded securities on August 10, 2011.

EXPLANATORY NOTE
     This Registration Statement on Form S-8 is filed with the Securities and Exchange Commission (the “SEC”) by Sealed Air Corporation, a Delaware corporation (the “Company”), relating to 200,000 additional shares of the Company’s common stock, par value $0.10 per share (the “Common Stock”) issuable to non-employee directors of the Company under the Sealed Air Corporation 2002 Stock Plan for Non-Employee Directors (the “Plan”), as amended effective May 18, 2011, plus such number of shares of Common Stock as may be issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction. The 200,000 shares are in addition to the 200,000 shares (after adjusting for the Company’s stock split effected in March 2007) of the Common Stock registered on the Company’s Form S-8 filed on May 24, 2002 (Commission File No. 333-89090) (the “Prior Registration Statement”).
     This Registration Statement relates to securities of the same class as those to which the Prior Registration Statement relates, and is submitted in accordance with General Instruction E to Form S-8 regarding Registration of Additional Securities. Pursuant to Instruction E of Form S-8, the contents of the Prior Registration Statement are incorporated herein by reference and made part of this Registration Statement, except as amended hereby.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The information required in Part I of this Registration Statement is included in prospectuses for the Plan that are not filed as part of this Registration Statement pursuant to Note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
          The following documents filed by the Company with the SEC are incorporated by reference into this Registration Statement:
          (a) Annual Report on Form 10-K of Sealed Air Corporation for the year ended December 31, 2010;
          (b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the registrant document referred to in (a) above:
          (i) Current Report on Form 8-K of Sealed Air Corporation, Date of Report January 11, 2011;
          (ii) Current Report on Form 8-K of Sealed Air Corporation, Date of Report April 7, 2011;
          (iii) Current Report on Form 8-K of Sealed Air Corporation, Date of Report May 18, 2011;
          (iv) Current Report on Form 8-K of Sealed Air Corporation, Date of Report May 31, 2011;
          (v) Current Report on Form 8-K of Sealed Air Corporation, Date of Report June 17, 2011;
          (vi) Current Report on Form 8-K/A of Sealed Air Corporation, Date of Report July 14, 2011;
          (vii) Current Report on Form 8-K of Sealed Air Corporation, Date of Report July 28, 2011;
          (viii) Quarterly Report on Form 10-Q of Sealed Air Corporation for the quarter ended March 31, 2011;
          (ix) Quarterly Report on Form 10-Q of Sealed Air Corporation for the quarter ended June 30, 2011; and
          (c) the description of the Company’s common stock, par value $0.10 per share (the “Common Stock”), contained in the Company’s Joint Proxy Statement/Prospectus filed as part of the Company’s Registration Statement on Form S-4, declared effective on February 13, 1998.

          All documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference into this Registration Statement and to be a part hereof from the respective date of filing of each such document.
Item 4. Description of Securities.
          Not applicable.
Item 5. Interests of Named Experts and Counsel.
          H. Katherine White, Vice President, General Counsel and Secretary of the registrant, has passed upon on the validity of the shares of Common Stock offered under the Plan for the registrant. As of the date of this Registration Statement, Ms. White was employed by the registrant and was the beneficial owner of approximately 151,710 shares of Common Stock of the registrant.
Item 6. Indemnification of Directors and Officers.
          Section 145 of the General Corporation Law of the State of Delaware (the “General Corporation Law”) provides that: (1) under certain circumstances a corporation may indemnify a director or officer made party to, or threatened to be made party to, any civil, criminal, administrative or investigative action, suit or proceeding (other than an action by or in the right of the corporation) because such person is or was a director, officer, employee or agent of the corporation, or because such person is or was so serving another enterprise at the request of the corporation, against expenses, judgments, fines and amounts paid in settlement reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to criminal cases, had no reasonable cause to believe such person’s conduct was unlawful; (2) under certain circumstances a corporation may indemnify a director or officer made party to, or threatened to be made party to, any action or suit by or in the right of the corporation for judgment in favor of the corporation because such person is or was a director, officer, employee or agent of the corporation, or because such person is or was so serving another enterprise at the request of the corporation, against expenses reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; and (3) a present or former director or officer shall be indemnified by the corporation against expenses reasonably incurred by such person in connection with and to the extent that such person has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the preceding clauses, or in defense of any claim, issue or matter therein.
          Under Article ELEVENTH of the registrant’s Amended and Restated Certificate of Incorporation and Article 8 of the registrant’s Amended and Restated By-Laws, indemnification of directors and officers is provided for to the fullest extent permitted under the General Corporation Law. Article TWELFTH of the registrant’s Amended and Restated Certificate of Incorporation eliminates the liability of directors for monetary damages for breach of fiduciary duty as directors, except for liability (1) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the General Corporation Law, or (4) for any transaction from which the director derived an improper personal benefit. The General Corporation Law, the registrant’s Amended and Restated Certificate of Incorporation and the registrant’s Amended and Restated By-Laws permit the purchase by the registrant of insurance for indemnification of directors and officers. The registrant currently maintains directors and officers liability insurance.
          The foregoing summary of Section 145 of the General Corporation Law, Articles ELEVENTH and TWELFTH of the Amended and Restated Certificate of Incorporation of the registrant and Article 8 of the Amended and Restated By-Laws of the registrant is qualified in its entirety by reference to the relevant provisions of Section 145, the relevant provisions of the registrant’s Unofficial Composite Amended and Restated Certificate of Incorporation, which are incorporated herein by reference to Exhibit 3.1 to the registrant’s Registration Statement on Form S-3, Registration No. 333-108544, and the relevant provisions of the registrant’s Amended and Restated By-Laws, which are incorporated herein by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K, Date of Report May 20, 2009, File No. 1-12139.
Item 7. Exemption from Registration Claimed.
          Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1	Unofficial Composite Amended and Restated Certificate of Incorporation of the Company as currently in effect. (Exhibit 3.1 to the Company’s Registration Statement on Form S-3, Registration No. 333-108544, is incorporated herein by reference.)

4.2	Amended and Restated By-Laws of the Company as currently in effect. (Exhibit 3.1 to the Company’s Current Report on Form 8-K, Date of Report May 20, 2009, File No. 1-12139, is incorporated herein by reference.)

4.3	Sealed Air Corporation 2002 Stock Plan for Non-Employee Directors, as amended effective May 18, 2011 (Annex E of the Company’s Proxy Statement for the annual meeting held on May 18, 2011, File No. 1-12139, is incorporated herein by reference.)

4.4	Form of Stock Purchase Agreement for use in connection with the Company’s 2002 Stock Plan for Non-Employee Directors. (Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, File No. 1-12139, is incorporated herein by reference.)

5	Opinion of counsel as to legality of securities being registered.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Counsel. (Contained in opinion filed as Exhibit 5 to this Registration Statement, and incorporated herein by reference.)

24	Powers of Attorney. (Contained in Signature Pages of this Registration Statement, and incorporated herein by reference.)

Item 9. Undertakings.
          The undersigned registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement and that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Elmwood Park, State of New Jersey, on August 12, 2011.

SEALED AIR CORPORATION (Registrant)
By:	/s/ William V. Hickey
	Name:	William V. Hickey
	Title:	President and Chief Executive Officer

     Each person whose signature appears below hereby severally constitutes and appoints H. Katherine White, Jeffrey S. Warren and Guy Chayoun, and each of them singly, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Date

/s/ William V. Hickey William V. Hickey	August 12, 2011
President, Chief Executive Officer
and Director
(Principal Executive Officer)

/s/ David H. Kelsey David H. Kelsey	August 12, 2011
Senior Vice President and
Chief Financial Officer
(Principal Financial Officer)

/s/ Jeffrey S. Warren Jeffrey S. Warren	August 12, 2011
Controller
(Principal Accounting Officer)

/s/ Hank Brown Hank Brown	August 12, 2011
Director

/s/ Michael Chu Michael Chu	August 12, 2011
Director

/s/ Lawrence R. Codey Lawrence R. Codey	August 12, 2011
Director

/s/ T. J. Dermot Dunphy T. J. Dermot Dunphy	August 12, 2011
Director

Signature	Date

/s/ Jacqueline B. Kosecoff Jacqueline B. Kosecoff	August 12, 2011
Director

/s/ Kenneth P. Manning Kenneth P. Manning	August 12, 2011
Director

/s/ William J. Marino William J. Marino	August 12, 2011
Director